Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

October 18, 2021

Airspan Networks Holdings Inc.

777 Yamato Road, Suite 310

Boca Raton, Florida 33431

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Airspan Networks Holdings Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) to the Registration Statement on Form S-4 (File No. 333-256137), as amended, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 7,778,454 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) that may be issued pursuant to the Airspan Networks Inc. 2009 Omnibus Equity Compensation Plan (as assumed by the Company in connection with the consummation of the transactions contemplated by that certain Business Combination Agreement, dated as of March 8, 2021, by and among the Company, Airspan Networks Inc. and Artemis Merger Sub Corp.) and the Airspan Networks Holdings Inc. 2021 Stock Incentive Plan (together, the “Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

BRR/CRF